Exhibit 11.1

3187 Red Hill Ave., #110, Costa Mesa, California 92626

Tel: 949-650-9580 | Fax 949-650-9585

www.genskemulder.com

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in the statement on Form 1-A of Enviro.Farm Systems Inc of our report dated April 24, 2025, on our audits of the financial statements of Enviro.Farm Systems Inc as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and the initial period from June 24, 2023, (date of inception) to December 31, 2023, and the reference to us under the caption “Experts.”

April 24, 2025

Genske, Mulder & Co., LLP

GENSKE, MULDER & CO., LLP

Certified Public Accountants

Costa Mesa, California